October XX, 2008

Mr. Robert E. Feldman
Executive Secretary
Federal Deposit Insurance Corporation
550 Seventeenth Street, NW
Washington, DC 20429

Attention: Comments – RIN 3064-AD35

Re: Notice of Proposed Rulemaking – Deposit Insurance Assessments

Dear Mr. Feldman:

On behalf of <MEMBER INSTITUTION>, I am submitting the following comments regarding the Federal Deposit Insurance Corporation’s proposed rule concerning deposit insurance assessments. I appreciate the opportunity to address this important issue.

The FHLBanks provide advances in a consistent, reliable, and safe manner for their members. The availability of FHLBank advances as a means of wholesale funding is especially important to the community banks that represent the vast majority of the FHLBank System’s 8,100 members. These smaller institutions seldom have reliable access to other sources of cost-effective funding and rely on the availability of FHLBank advances as a critical tool for managing their balance sheets and implementing their business plans. In fact, in 2007, FHLBank advances increased 36.6 percent to $875 billion, and increased further to over $913 billion by the end of the second quarter of 2008 – clearly indicating that the FHLBanks are playing a vital role in alleviating the current shortage of liquidity in the mortgage markets.

Penalizing the use of FHLBank funding is contrary to the current efforts by the Administration, Congress, and the Federal Reserve to restore liquidity and bolster confidence in the financial system. Because the markets are extremely volatile and uncertain, a rule like this could result in a host of unintended negative consequences. At a minimum, delaying the rule’s implementation as it relates to Home Loan Bank advances until markets settle makes the most sense. The facts that motivated the creation of the rule in the beginning may no longer be relevant.

Under this proposal, financial institutions that use FHLBank advances will be faced with several undesirable outcomes. First, operating costs will go up as a result of increased premiums. Second, FHLBank members will increase their focus on attracting less stable retail deposits by bidding up these accounts. If banks throughout the country turn to this method, it will drive up the cost of funds as they attempt to not only attract new deposits, but to retain their existing deposit base. Third, institutions may choose to decrease lending in their communities. During this current economic crisis, it would be harmful to implement a policy that would further restrict lending.

Further, the past several weeks have produced a climate that is not reflected in the deposit insurance assessment plan. The Emergency Economic Stabilization Act signed into law on October 3 raised deposit insurance levels to $250,000. The proposed rule does not include this increase in the calculation of the deposit insurance fund (DIF) ratio. Additionally, on October 14, the FDIC, in consultation with the Treasury, the Federal Reserve, and The President, invoked its systemic risk authority and extended deposit insurance coverage to all non-interest-bearing transaction deposit accounts; however, this increased coverage is not included in the DIF ratio.

The FDIC is statutorily permitted to extend the period to restore the reserves of the DIF during extraordinary circumstances. Considering that the FDIC has already cited its statutory authority to prevent systemic risk in its earlier actions, it is only fitting that these circumstances be applied to DIF restoration. The actions cited above will expire on December 31, 2009, suggesting that there may be a comprehensive review of the nation’s deposit insurance system at that time. In light of these factors, the FDIC should consider suspending its current rulemaking related to Home Loan Bank advances for twelve months to permit some degree of normality to return to the credit markets.

If the FDIC proceeds with this rulemaking and its new approach to risk-based premiums, then the final rule should treat advances differently than other forms of secured lending. At a minimum, the application to the FHLBanks should be deferred so that further research could be conducted on the unintended consequences. Advances are more reliable, flexible, and better priced than other sources of funding. As unique providers of secured funding, the FHLBanks are cooperatives that serve their member/customers and price advances with very narrow spreads over the FHLBanks’ cost of funds. In addition, the use of advances serves to strengthen depository institutions since income earned by the FHLBanks is largely paid to members in the form of dividends.

For over 75 years, the FHLBanks, their member financial institutions, and the communities they serve nationwide have benefited from FHLBank advances. FHLBank advances function as a critical source of credit for housing and community development purposes, sustain prudent financial management practices, and enable small community member banks throughout the nation to remain competitive. Since 1990, the FHLBanks have contributed 10% of their prior year’s income to fund the Affordable Housing Program (“AHP”) – the largest source of private funds available to serve the affordable housing needs throughout the country. An unintended consequence of the FDIC’s proposed treatment of advances will be a reduction in the availability of AHP funds as FHLBank income declines. In addition, the FHLBanks’ Community Investment funding provides access to the lowest cost advances to finance lending activities, while simultaneously strengthening Community Reinvestment Act performance and fostering local relationships through community involvement. However, the proposed rule will only encourage members to avoid accessing advances for these types of community reinvestment programs.

FHLBank membership has long been viewed as protection for deposit insurance funds because FHLBank members have access to a reliable and consistently available source of liquidity. If the FDIC decides to proceed to a final rule concerning deposit insurance assessments, I strongly urge you not to adopt a policy that would penalize institutions based on their use of FHLBank advances.

Sincerely,